Exhibit 99.1

Paul Liu Appointed to Wynn Resorts Board of Directors

LAS VEGAS—(BUSINESS WIRE)—August 7, 2023—Wynn Resorts, Limited (NASDAQ: WYNN) (the “Company”) today announced the appointment of Paul Liu as a member of the Company’s Board of Directors. Mr. Liu is an Independent Director and a Class I member of the Board. His appointment was effective as of August 3, 2023.

Mr. Liu brings to the Company significant professional experience in entertainment, hospitality, and financial services both in China and the Asia Pacific region. His track record and perspective on creating guest experiences in the luxury and hospitality fields, as well as his unique understanding of business talent in the Asia Pacific market, will be a significant contribution to the Company and will offer an important perspective to the Wynn Board of Directors.

Mr. Liu is fluent in Chinese and was previously based in Shanghai, where he was a Partner at Egon Zehnder AG, the global leadership consultancy firm focused on executive search, management assessment and board advisory. At Egon Zehnder Mr. Liu led the Services Practice in the Asia Pacific region with a focus on hotels and hospitality, serving multinational and Chinese companies. He was previously the COO of entertainment powerhouse Anschutz Entertainment Group China and was a founder of the acclaimed Three On The Bund, the iconic and transformative luxury lifestyle destination located in Shanghai, where he served as CFO.

Earlier in his career Mr. Liu spent 14 years in finance at JPMorgan, UBS, Peregrine, and Bank of America, in New York and Hong Kong. Mr. Liu is a graduate of the University of Michigan and the John’s Hopkins University School of Advanced International Studies.

Mr. Liu has an active interest in Sino-American relations and is a member of the National Committee on U.S. - China Relations. Since 2005 Mr. Liu has worked with the National Committee on founding and organizing the influential Barnett-Oksenberg Lecture on Sino-American Relations given in Shanghai.